EXHIBIT 10.2

BARNES GROUP INC. EXECUTIVE SEPARATION PAY PLAN
As Amended and Restated Effective March 7, 2019

Preamble
The Barnes Group Inc. Executive Separation Pay Plan (the “Plan”) was amended in December 2007 and was further amended and restated effective December 31, 2008 to respond to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and official guidance thereunder. Any provision of the Plan as so amended and restated to the contrary notwithstanding, if any provision of the Plan as so amended and restated would change the time or form of payment of any amount that is payable under the Plan as in effect before December 31, 2008, such provision shall “apply only to amounts that would not otherwise be payable in 2008” within the meaning of paragraph .02 of §3 of IRS Notice 2006-79 as modified by Section 3.01(B)(1) of IRS Notice 2007-86, and shall be administered, interpreted and construed accordingly.
1.    Purpose. The purpose of the Plan is to provide appropriate benefits to eligible executives of Barnes Group Inc. (the “Company”) whose employment is terminated by the Company.
2.    Covered Employees. Full-time salaried employees of the Company who are employed in the United States in salary grades 24 and above, and full-time salaried employees of the Company who are employed in the United States in salary grades 18 through 23 who have at least six months of service, are covered by the Plan. A person is considered to be a full-time employee if the person is regularly scheduled to work at least 30 hours per week. Employees who are part of the Company’s “BarnesWorx” program are not covered by the Plan and shall not be eligible for benefits under the Plan; provided, however, that if an employee who is part of the BarnesWorx program is subsequently reclassified as a regular, full-time employee, the employee will become covered by the Plan, with eligibility, payments and benefits calculated in accordance with Section 8.3.
3.    Payment of Benefits. An employee covered under the Plan is entitled to receive benefits under the Plan if s/he has an “involuntary Separation from Service” within the meaning of Treasury Regulation section 1.409A-1(n)(1) and such involuntary Separation from Service is without Cause; provided, however, that no benefits will be paid under the Plan if:

(a)
the termination action is determined by the Company to be based on misconduct of any type including, but not limited to, violation of any Company rules or policies, or activity which results in the conviction of a felony; or

(b)
the termination is the result of the sale of the stock or substantially all of the assets of a business unit of the Company and the employee is offered employment by the purchaser, within 30 days after the closing of the sale, in a position that is at least comparable to, and for compensation and benefits that are, in the aggregate, at least substantially equivalent to, the employee’s position, compensation and benefits with the Company prior to the sale; or

(c)
the employee is a party on December 31, 2008 to a severance agreement with the Company relating to Separation from Service after a “Change in Control” of the Company as defined in the agreement (a “Severance Agreement”), or is an executive officer of the Company hired after that date, and the Separation from Service is both (i) a Separation from Service within two years following a “Change in Control”, and (ii) either an involuntary Separation from Service (within the meaning of Treasury Regulation section 1.409A-1(n)(1)) by the Company other than for “Cause” or “Disability”, or a Separation from Service by the employee for “Good Reason”, as such terms in quotation marks are defined in the form of Severance Agreement as amended December 31, 2008.
For the avoidance of doubt, the exclusion set forth in this clause (c) shall apply even if the Change in Control referred to in subclause (i) hereof does not occur during the term of the Severance Agreement, and even if no severance benefits are payable pursuant to the Severance Agreement in respect of the Separation from Service and, in the case of an executive officer hired after December 31, 2008, even if the employee is not party to a Severance Agreement.
For purposes of this Plan, (A) a “Separation from Service” means a “separation from service with the employer” within the meaning of Treasury Regulation section 1.409A-1(h), where the “employer” means the Company and all corporations and trades or businesses with which the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code (as determined in accordance with the first sentence of Treasury Regulation section 1.409A-1(b)(3)); and (B) “Cause” means misconduct or activity described in (a) above, serious dereliction of duty, or grossly negligent or reckless conduct in connection with one’s employment. An employee who is entitled to receive benefits under the Plan in accordance with Section 2 and the foregoing provisions of this Section 3 is hereinafter sometimes referred to as a “terminated employee”.
4.    Severance Pay.

4.1	A terminated employee who is entitled to receive benefits under this Plan is eligible to receive severance pay based on the following schedule:

(a)	Grades 18-20: four months of base salary plus an additional two weeks of base salary for each year of service over five years up to a maximum total payment of six months of base salary.

(b)	Grades 21-23: seven months of base salary.

(c)	Grades 24 and above, except for the President and Chief Executive Officer: twelve months of base salary.
The minimum severance pay benefit payable under this Plan shall be one month’s base salary or the amount of accrued vacation, whichever is greater, and shall be paid within thirty days after the terminated employee’s Separation from Service. For purposes of the Plan, “base salary” means the employee’s base salary in effect immediately prior to the employee’s Separation from Service, and any severance payment shall be calculated on the basis of the employee’s salary grade immediately prior to the employee’s Separation from Service.

4.2
Subject to the other provisions of this Section 4 and Section 8.5 below, payment shall be made on the terminated employee’s regularly scheduled payroll payment dates as if no Separation from Service had occurred and he/she had continued as an employee, commencing with the next regularly scheduled payroll payment date after the date on which the terminated employee’s Separation from Service occurs, and continuing on each regularly scheduled payroll payment date thereafter until full payment has been made in accordance with Section 4.1 above, and will be subject to normal deductions for items such as income taxes, Social Security, and Medicare. For the avoidance of doubt, (a) ~regularly scheduled payroll payment dates” means the payroll payment dates per the payroll schedule applicable to the terminated employee immediately prior to the employee’s Separation from Service, and (b) subject to the other provisions of this Section 4 and Section 8.5 below, the amount payable on each such regularly scheduled payment date is the amount of base salary that would have been paid to the terminated employee on that date if no Separation from Service had occurred and the terminated employee had been an employee of the Company on that date, but in no event shall the aggregate payments exceed the severance pay benefit determined in accordance with Section 4.1 above, nor shall payments be made more than twelve calendar months after the calendar month in which an employee’s Separation from Service occurs.

4.3
In no event will more than the minimum severance pay benefit (including but not limited to benefits payable pursuant to Section 6 below) be paid or provided unless the terminated employee executes after Separation from Service a release of any claims against the Company in a form approved by the Company’s General Counsel, the executed release is delivered to the Company within 50 days after the Separation from Service or within such lesser period after the Separation from Service as the Company’s General Counsel may require, and the release becomes irrevocable within 60 days after the Separation from Service or within such lesser period after the Separation from Service as the Company’s General Counsel may require. Any severance pay benefits in excess of the minimum severance pay benefit (including but not limited to benefits payable pursuant to Section 6 below) that, in the absence of this Section 4.3, would be paid or provided pursuant to Section 4.2 above or Section 6 below before the release becomes irrevocable shall be paid or provided after the release becomes irrevocable and within 74 days after the Separation from Service.

4.4	The Company may at any time provide in advance of any date after the employee’s Separation from Service occurs that any severance pay benefit payable to the terminated employee pursuant to Section 4.2 above or Section 6 below on or after that date will be forfeited unless on or before that date, (a) the terminated employee executes a second release of claims’ against the Company and delivers such second release to the Company, and (b) such second release of claims becomes irrevocable.

4.5
Severance pay for a terminated employee who was in any of salary grades 18 through 26 shall cease on the date that such terminated employee begins other employment, including but not limited to work for another party. The terminated employee shall promptly notify the Company in writing when he/she commences such employment.

4.6
Severance pay for a terminated employee who was in any of salary grades 27 and above shall not cease on the date that such terminated employee begins other employment, including but not limited to work for another party, but shall continue throughout the entire severance period.

5.    Accrued Vacation. A terminated employee who executes a release of claims in a form approved by the Company’s General Counsel shall be paid for any unused vacation or paid time off that he/she has accrued in accordance with Company policy prior to the Separation from Service. Payment for such accrued unused vacation or paid time off shall be made in a lump sum, net of normal deductions for items such as income taxes, Social Security and Medicare, within thirty days after the employee’s Separation from Service.

6.    Other Benefits.

6.1
A person may continue participation in the Company's medical and dental plans, in accordance with the terms of the applicable plans, for the period during which he/she receives severance payments. In addition, a person may continue participation in the health care reimbursement account portion of his/her flexible benefits plan, in accordance with the terms of such plan, using pre-tax dollars from such severance payments, for the period during which he/she receives severance payments, but not later than the end of the calendar year in which Separation from Service occurs. If severance payments cease prior to the end of any month, coverage will continue until the end of the last month during which the person receives any severance payments. Subject to Section 4.3 and Section 4.4 above and to Section 8.5 below, if immediately prior to the Separation from Service the terminated employee was a participant in the Company’s Enhanced Life Insurance Program (“ELIP”) or Senior Executive Enhanced Life Insurance Program (“SEELIP”) who had not yet attained age fifty-five (55) and at least ten (10) years of service with the Company and/or an “Affiliate” (as defined in the ELIP and SEELIP), then until the end of the calendar quarter in which the last severance payment is made to the terminated employee pursuant to Section 4 hereof, such terminated employee shall receive the same benefits, if any, under the ELIP or SEELIP as in effect immediately prior to Separation from Service (whichever program, if any, applied to the terminated employee immediately prior to such employee’s Separation from Service), at the same times, that the terminated employee would have received if the ELIP and SEELIP as in effect immediately prior to Separation from Service had remained in effect and no Separation from Service had occurred and the terminated employee had continued to be actively employed and to receive his or her base salary until the last day of the calendar quarter in which the last severance payment is made to such terminated employee pursuant to Section 4 above; provided that, notwithstanding anything herein to the contrary, the Company may reduce the benefits payable pursuant to this sentence at any time, and, provided further, that in no event shall any benefits be paid or provided pursuant to this sentence after the calendar quarter in which the last severance payment is made to the terminated employee pursuant to Section 4 hereof. If prior to the Separation from Service the terminated employee was a participant in the ELIP or SEELIP who had attained age fifty-five (55) and at least ten (10) years of service with the Company and/or an “Affiliate” (as defined in the ELIP and SEELIP), then after the Separation from Service the terminated employee’s entitlement to any benefits under the ELIP or SEELIP shall be determined in accordance with the ELIP or SEELIP (whichever program, if any, applied to the terminated employee immediately prior to such employee’s Separation from Service). Notwithstanding anything to the contrary herein, the Company reserves the right to discontinue or change the terms (including but not limited to the carrier) of any employee benefit plan, including without limitation the ELIP and the SEELIP. After severance payments cease, medical and dental coverage and the health care reimbursement account may be continued under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as required by law and as provided in such plans. No person will be eligible for benefits under the short term disability and/or long term disability plans if they become disabled while receiving severance payments. Except as provided above, all other coverages cease upon Separation from Service in accordance with the applicable plan documents, subject to any conversion or portability rights under such plans. Within the meaning of Treasury Regulation section 1.409A-3(i)(l)(iv), the amount of any expenses eligible for reimbursement, or in-kind benefits provided, pursuant to this Section 6.1 or otherwise during a terminated employee’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, pursuant to this Section 6.1 or otherwise in any other taxable year.

6.2
Except to facilitate benefit continuation as provided in Section 6.1 hereof, a person’s status as an employee shall cease upon the termination of employment date and not continue during the period in which severance payments are made absent an agreement with the Company to the contrary. Without limiting the foregoing, employment shall be terminated for purposes of the Retirement Savings Plan, any applicable pension or profit-sharing plan, stock option plans, and for all other purposes upon the termination of employment date.

6.3
The right of a terminated employee to any series of installment payments, including without limitation severance payments and taxable benefits, that are to be paid or provided under this Plan, which right is eligible to be treated as a right to a series of separate payments under Treasury Regulation section 1.409A-2(b)(2)(iii), including in particular but not limited to the right of a terminated employee to the series of severance payments under Section 4 and benefits (including without limitation ELIP and SEELIP benefits) under Section 6.1, shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A- 1 (b)(4).

7.    Administration.

7.1
Benefits Committee. The Plan is administered by the Benefits Committee appointed by the Company’s Board of Directors (the “Committee”). The Committee may promulgate rules or regulations for the administration of the Plan. The Committee shall, in its sole discretion, interpret and construe the Plan’s terms and conditions, and determine an individual’s eligibility for benefits. Any interpretations, constructions or determinations made by the Committee in good faith shall be final and binding on all concerned.

7.2
Claims Procedure. If any person believes that he/she is not receiving any benefits to which he/she is entitled under the Plan, the person, after reviewing the matter with the human resource representative serving the person’s place of work, may file a written claim with the Director, Leadership and Development. Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or such other person designated by the Benefits Committee, who shall respond to such claim in writing within 45 days after its receipt. If any claim is denied, the claimant may appeal such denial in writing to the Benefits Committee, c/o Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010. Any such appeal must be filed within 60 days after the denial of the claim. The Benefits Committee shall notify the claimant of its decision in writing within 60 days after receiving the appeal.

8.    Other Provisions.

8.1
This Plan may be amended or terminated at any time and in any respect by the vote of a majority of the members of the Benefits Committee or by the unanimous written consent of the members of the Benefits Committee, except that, with respect to Company Officers, only the Compensation and Management Development

Committee of the Company’s Board of Directors shall have the power to terminate the Plan or make amendments affecting the level of benefits under the Plan. As used herein, “Officers” shall have the same meaning as in the Company’s bylaws, excluding individuals with the “Assistant” title.

8.2	The benefits to be provided under this Plan shall not be funded and shall be paid out of the general assets of the Company.

8.3	For purposes of determining:

(a)	an employee’s eligibility under Section 2 of the Plan;

(b)	the schedule of severance pay payments under Section 4 of the Plan; and

(c)	the period of continuation of other benefits described in Section 6 of the Plan, only service since the employee’s last date of hire with the Company shall be counted (provided, however, for any BarnesWorx employees who were subsequently reclassified as regular, full-time employees of the Company without any Separation from Service, the period of service as a BarnesWorx employee shall also be counted).

8.4	The Plan shall be construed, administered and enforced under the laws of the State of Connecticut except to the extent such laws are preempted by federal law.

8.5
Any provision of this Plan to the contrary notwithstanding, (a) no “distributions” (within the meaning of Treasury Regulation section 1.409A- 1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Plan to a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i))(“Specified Employee”) due to a Separation from Service before the date that is six months after the date of such Specified Employee’s Separation from Service (or, if earlier than the end of the six month period, the date of his or her death); and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, within 14 days after the date of his or her death). For the avoidance of doubt, the preceding sentence shall apply to any amount or benefit (and only to any amount or benefit) to be paid or provided pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit to be paid or provided pursuant to this Plan if and to the extent that such amount or benefit is not subject to Section 409A of the Code as a result of Treasury Regulation section 1.409A-1(a)(4) (relating to welfare benefits), Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (relating to separation pay plans), or otherwise.

8.6
If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”), is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 41 6(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 8.5 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board of Directors of the Company (the “Board of Directors”) or

its Compensation and Management Development Committee (the “CMDC”) at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Plan Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board of Directors or the CMDC, By participating or continuing to participate in this Plan or accepting any legally binding right or benefit under this Plan, each Plan Participant irrevocably (a) consents to any such Different Identification Method that the Board of Directors or CMDC may prescribe at any time and any such Different Election that the Board of Directors or CMDC may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (b) agrees that the Plan Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or

Different Election in question if for any reason the Plan Participant’s consent to such Different Identification Method or Different Election is not legally effective.

8.7
Any payments that may be made and benefits that may be provided pursuant to this Plan are intended to qualify for an exclusion from Section 409A of the Code (including without limitation the exclusion for certain welfare benefits under Treasury Regulation section 1.409A-1(a)(5), the exclusion for short-term deferrals under Treasury Regulation section 1.409A-1(b)(4), and the exclusions for separation pay plans under Treasury Regulation section 1.409A-1(b)(9)) and/or are intended to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, so that none of the payments that may be made and benefits that may be provided pursuant to this Plan will be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan and any agreement or instrument issued under this Plan shall be administered, interpreted and construed to carry out such intentions and any provision of this Plan or any such agreement or instrument that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any payments that may be made and benefits that may be provided pursuant to this Plan will not be ineludible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(l)(A) of the Code; nor does the Company make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan.

Effective:    May 1, 1992

Revised:    April 5, 2000
June 29, 2006
August 29, 2006
December 30, 2007
December 31, 2007
December 31, 2008
September 17, 2010
December 15, 2011
March 7, 2019